Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Midas, Inc.:

We consent to the incorporation by reference in the Registration Statement (Nos. 333-44625, 333-58363, 333-74094, 333-89226, 333-105458, 333-101559, 333-128503, 333-42196, 333-44797) on Form S-8 and the Registration Statement (No. 333-105458) on Form S-3 of Midas, Inc. of our reports dated March 15, 2007, with respect to the consolidated balance sheets of Midas, Inc. as of the end of fiscal years 2006 and 2005, and the related consolidated statements of operations, cash flows, and changes in shareholders’ equity for each of the fiscal years 2006, 2005, and 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006 and the effectiveness of internal control over financial reporting as of December 30, 2006, which reports appear in the annual report on Form 10-K of Midas, Inc for the fiscal year ended December 30, 2006.

Our report on the consolidated financial statements refers to Midas Inc.’s adoption of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R) and Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, effective December 30, 2006 and SFAS No. 123(R), Share-Based Payment, effective January 1, 2006.

KPMG LLP

Chicago, Illinois

March 15, 2007